PROXY STATEMENT

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

505 Main Street, P.O. Box 667

Hackensack, New Jersey 07602

NOTICE OF ANNUAL MEETING OF HOLDERS

OF SHARES OF BENEFICIAL INTEREST

April 3, 2014

TO THE HOLDERS OF SHARES OF BENEFICIAL INTEREST OF FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

The Annual Meeting of the holders (the “Shareholders”) of shares of beneficial interest without par value of First Real Estate Investment Trust of New Jersey (the “Trust”) will be held on Thursday, April 3, 2014, at the Trust’s executive offices, 505 Main Street, Hackensack, New Jersey at 7:30 p.m., Eastern Daylight Savings Time. At the Annual Meeting, the Shareholders will consider and vote on the following matters:

1.	The election of three Trustees for terms of three years or until their successors have been elected and qualify;
2.	An advisory resolution approving the compensation of the Executive Officers of the Trust as described herein; and
3.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Shareholders of record at the close of business on February 18, 2014 are entitled to notice of and to vote at the Annual Meeting.

JOHN A. AIELLO
Secretary

Hackensack, New Jersey

February 28, 2014

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE URGED TO SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

PROXY STATEMENT

General Information

This Proxy Statement is furnished to the holders (the “Shareholders”) of shares of beneficial interest without par value (the “Shares”) of First Real Estate Investment Trust of New Jersey (the “Trust”) in connection with the solicitation of proxies for use at the Annual Meeting of the Shareholders to be held on Thursday, April 3, 2014 and any adjournment or postponement thereof (the “Annual Meeting”), pursuant to the accompanying Notice of Annual Meeting of Holders of Shares of Beneficial Interest. The Shares represent beneficial interests in the Trust, and the Shares are the only authorized, issued and outstanding class of equity of the Trust. A form of proxy for use at the Annual Meeting is also enclosed. The Trust anticipates mailing this Proxy Statement to its Shareholders beginning on or about March 3, 2014. The executive offices of the Trust are located at 505 Main Street, Hackensack, New Jersey 07602.

Shareholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of proxies by filing written notice of such revocation with the Secretary of the Annual Meeting. Presence at the Annual Meeting does not of itself revoke the proxy. All Shares represented by executed and unrevoked proxies will be voted in accordance with the instructions therein. Proxies submitted without indication will be voted FOR the nominees for Trustee named in this Proxy Statement under Item 1 and FOR the approval of the advisory resolution to approve the compensation of the Trust’s executive officers under Item 2. The Board of Trustees of the Trust (the “Board of Trustees” or the “Board”) is not aware, as of the date hereof, of any matters to be presented at the Annual Meeting other than the election of Trustees under Item 1 and the approval of the advisory resolution to approve the compensation of the Trust’s executive officers under Item 2, but if any other matter incident to the Annual Meeting is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

Proxies for use at the Annual Meeting are being solicited by the Board of Trustees. The cost of preparing, assembling and mailing the proxy materials will be borne by the Trust. It is not anticipated that any compensation will be paid for soliciting proxies, and the Trust does not intend to employ specially engaged personnel in the solicitation of proxies. It is contemplated that proxies will be solicited principally through the mail. Members of the Board of Trustees and executive officers of the Trust may also, without additional compensation, solicit proxies, personally or by mail, special letter, telephone, telegraph, facsimile transmission or other electronic means.

Voting Securities

The only voting securities entitled to vote at the Annual Meeting are the Shares. Each Share entitles its owner to one vote on an equal basis. There were 6,921,743 Shares issued and outstanding on the record date, February 18, 2014. Only Shareholders of record on the books of the Trust at the close of business on February 18, 2014 are entitled to notice of and to vote at the Annual Meeting. The holders of a majority of the outstanding Shares, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

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A plurality of the votes cast at the Annual Meeting by the holders of Shares present in person or represented by proxy and entitled to vote is required in order to elect each of the nominees for Trustee under Item 1. The proxy card provides space for a Shareholder to withhold his or her vote for a nominee to the Board of Trustees under Item 1. A majority of the votes cast at the Annual Meeting is required to approve the non-binding advisory resolution under Item 2 approving the compensation of the Trust’s Executive Officers (as hereafter defined).

All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate affirmative and negative votes, authority withheld for the nominees for Trustee, abstentions and broker non-votes with regard to the election of Trustees under Item 1, and affirmative and negative votes and abstentions with regard to the vote to approve the advisory resolution approving the compensation of the Executive Officers under Item 2. Any proxy submitted and containing any abstention or a broker non-vote will not be counted as a vote cast with respect to the election of Trustees under Item 1, the approval of the advisory resolution to approve the compensation of the Executive Officers under Item 2 or any other matter to which it relates.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of February 18, 2014, with respect to beneficial ownership, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial interests in the Trust, as represented by the Shares, for each Trustee, nominee for Trustee, and Executive Officer of the Trust. The only persons known to the Trust who beneficially own greater than 5% of the Shares are two of the Trustees named in the table below.

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner (1)	(A) Aggregate Number of Shares Beneficially Owned (2)		(B) Number of Shares Acquirable within 60 Days (3)	(C) Aggregate Number of Shares Deemed to be Beneficially Owned (Column A plus Column B)		(D) Percent of Class

Robert S. Hekemian (4)	348,527	(5)	—	348,527	(5)	5.0%
Donald W. Barney (4)	177,371		—	177,371		2.6%
Herbert C. Klein, Esq. (6)	325,122	(7)	—	325,122	(7)	4.7%
Ronald J. Artinian (6)	430,792	(8)	—	430,792	(8)	6.2%
Alan L. Aufzien (6)	34,000	(9)	—	34,000	(9)	(11)
David F. McBride, Esq. (6)	5,000	(10)	—	5,000	(10)	(11)
Robert S. Hekemian, Jr. (6)	284,661	(12)	—	284,661	(12)	4.1%
John A. Aiello, Esq. (13)	—		—	—		—
All Trustees, Nominees for Trustee and Executive Officers as a group (8 persons) (5)(7)(8)(9)(10)(12)	1,605,473		—	1,605,473		23.2%
(1)	All Trustees and Executive Officers listed in this table, with the exception of Mr. Aiello, maintain a mailing address at 505 Main Street, P.O. Box 667, Hackensack, New Jersey 07602. Mr. Aiello maintains a mailing address at 125 Half Mile Road, Suite 300, Red Bank, New Jersey 07701.
(2)	Except as otherwise indicated, all of the Shares are held beneficially and of record.
(3)	Shares subject to currently exercisable options granted under the Trust’s Equity Incentive Plan, as amended (the “Equity Incentive Plan”).
(4)	A Trustee and Executive Officer of the Trust.
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(5)	Includes 74,392 Shares held by Mr. Hekemian’s wife, with respect to which Mr. Hekemian disclaims beneficial ownership. Also includes (i) 102,072 Shares held by the Hekemian & Co., Inc. Pension Plan of which Mr. Hekemian is a trustee and a participant, (ii) an aggregate of 45,000 Shares which are held by certain partnerships in which Mr. Hekemian is a partner, (iii) 14,196 Shares held in certain trusts for which Mr. Hekemian is a trustee and one trust in which Mr. Hekemian is a beneficiary, and (iv) 72,740 Shares held by the Robert and Mary Jane Hekemian Foundation, Inc. of which Mr. Hekemian is the President, all of such Shares with respect to which Mr. Hekemian disclaims beneficial ownership thereof except to the extent of his pecuniary interest in the pension plan, partnerships and trusts.
(6)	A Trustee of the Trust.
(7)	Includes 189,879 Shares held by Mr. Klein’s wife, with respect to which Mr. Klein disclaims beneficial ownership.
(8)	Includes 4,250 Shares which are held by Mr. Artinian’s son, with respect to which Mr. Artinian disclaims beneficial ownership.
(9)	Includes 2,000 shares held by Mr. Aufzien’s wife, with respect to which Mr. Aufzien disclaims beneficial ownership.
(10)	Includes 4,000 shares held by Mr. McBride’s wife.
(11)	Shares beneficially owned do not exceed 1% of the Trust’s issued and outstanding Shares.
(12)	Includes (i) 1,000 Shares held by Mr. Hekemian’s wife, (ii) an aggregate of 102,216 Shares which are held by certain partnerships in which Mr. Hekemian is a partner, (iii) 9,238 Shares which are held in trust by Mr. Hekemian for the benefit of his children, and (iv) an aggregate of 11,000 Shares which are held in certain trusts for the benefit of Mr. Hekemian’s nephews and of which Mr. Hekemian is trustee, all of such Shares with respect to which Mr. Hekemian disclaims beneficial ownership thereof except to the extent of his pecuniary interest in the partnerships. Also includes 25,458 Shares held in a trust of which Mr. Hekemian is a beneficiary, with respect to which Shares Mr. Hekemian disclaims beneficial ownership except to the extent of his pecuniary interest in such trust.
(13)	An Executive Officer of the Trust.
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ITEM 1 – ELECTION OF TRUSTEES

The Board of Trustees governs the Trust. The Trust’s Amended and Restated Declaration of Trust, as amended (the “Declaration of Trust”), provides that the Board of Trustees will consist of not fewer than five nor more than nine Trustees.

The Board of Trustees has fixed the number of Trustees at seven. The terms of three Trustees shall expire at the Annual Meeting. In order to allow the Board of Trustees to be able to strike a balance with respect to the number of Trustees whose terms are expiring at each annual meeting of the Shareholders, the Declaration of Trust authorizes the Board of Trustees to designate whether the term of a nominee for Trustee shall either be two years or three years at the time a Trustee is nominated for election.

Nominees

Consistent with the recommendation of the Nominating Committee, the Board of Trustees has nominated each of Robert S. Hekemian, David F. McBride and Robert S. Hekemian, Jr. for election at the Annual Meeting to a three-year term as a Trustee to commence at the Annual Meeting.

Robert S. Hekemian, David F. McBride and Robert S. Hekemian, Jr. are currently members of the Board of Trustees, with their terms of office scheduled to expire as of the date of the Annual Meeting. Please see the section captioned “Board of Trustees” below for a description of the business experience of and other relevant information with respect to Robert S. Hekemian, David F. McBride and Robert S. Hekemian, Jr.

It is the intention of the persons named in the accompanying proxy to vote, unless otherwise instructed, in favor of the election of each of Robert S. Hekemian, David F. McBride and Robert S. Hekemian, Jr. to a three-year term as Trustee. Should Robert S. Hekemian, David F. McBride or Robert S. Hekemian, Jr. be unable to serve, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the proxy in accordance with their judgment, and any such person elected in their place shall be elected to a three-year term as a Trustee. Management of the Trust is not aware of any reason why Robert S. Hekemian, David F. McBride or Robert S. Hekemian, Jr, if elected, would be unable to serve as a Trustee.

The Board of Trustees recommends a vote FOR the election of Robert S. Hekemian, David F. McBride and Robert S. Hekemian, Jr. to three-year terms as Trustees.

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Board of Trustees

The members of the Board of Trustees of the Trust are:

Name	Age	Year First Elected to the Board of Trustees

Robert S. Hekemian	82	1980
Donald W. Barney	73	1981
Herbert C. Klein, Esq.	83	1961
Ronald J. Artinian	65	1992
Alan L. Aufzien	84	1992
David F. McBride, Esq.	66	2007
Robert S. Hekemian, Jr.	54	2007

There are no family relationships among the Trustees and the Executive Officers, except that Robert S. Hekemian, Jr., a Trustee of the Trust, is the son of Robert S. Hekemian, the Trust’s Chairman of the Board and Chief Executive Officer. During the past five years, none of the nominees for Trustee or Executive Officers of the Trust have served as directors of any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended, except Robert S. Hekemian, Jr., who is a director of Oritani Financial Corp. (ORIT), the holding company for Oritani Bank, of which he is also a director, and Ronald J. Artinian, who is a director of CommonWealth REIT (CWH) and who served as a director of NYMAGIC, Inc. (NYM), an insurance holding company, from 2008 until 2010.

Biographical Information

Robert S. Hekemian has been active in the real estate industry for more than 57 years. Mr. Hekemian has served as Chairman of the Board and Chief Executive Officer of the Trust since 1991, and as a Trustee since 1980. From 1981 to 1991, Mr. Hekemian was President of the Trust. From 2002 to 2003, Mr. Hekemian served as Chief Financial Officer of the Trust. His current term as a member of the Board of Trustees is scheduled to expire at the Annual Meeting. Since 1983, Mr. Hekemian has also been the Chairman of the Board and Chief Executive Officer of Hekemian & Co., Inc. (“Hekemian & Co.”), a real estate brokerage and management company which manages the Trust’s properties and owns and develops real estate assets throughout the Northeast and Mid-Atlantic regions of the United States. Mr. Hekemian is a director of Pascack Community Bank. See the section entitled “Certain Relationships and Related Party Transactions” in this Proxy Statement. He is also a director, a partner and an officer in numerous private real estate corporations and partnerships.

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Donald W. Barney has served as President of the Trust since 1993, as Treasurer and Chief Financial Officer of the Trust since 2003, and as a Trustee since 1981. His current term as a member of the Board of Trustees is scheduled to expire in April 2015. Mr. Barney was associated with Union Camp Corporation, a diversified manufacturer of paper, packaging products, chemicals and wood products, from 1969 through 1998 in various positions, including Vice President and Treasurer. Mr. Barney is also a partner and director in several private real estate investment companies.

Herbert C. Klein, Esq., has served continuously as a Trustee since 1961 except for the two-year period from January 1993 to January 1995, when Mr. Klein served as an elected member of the United States Congress, House of Representatives, for the 8th Congressional District of New Jersey. His current term as a member of the Board of Trustees is scheduled to expire in April 2015. From 1991 through the end of 1992, Mr. Klein served as President of the Trust. Mr. Klein has been an attorney since 1956 with a practice devoted to real estate, corporate matters and government relations. Since January 1999, Mr. Klein has been a Partner in the law firm of Nowell Amoroso Klein Bierman P.A., with offices located in Hackensack, New Jersey and New York City. See the section entitled “Certain Relationships and Related Party Transactions” in this Proxy Statement. Mr. Klein is a former member of the New Jersey State Assembly. Mr. Klein is also a partner and principal in numerous private investment real estate companies. He is a member of the Board of Overseers of the Rutgers University Foundation (the “Foundation”), a member of the Executive Committee of the Board of Directors of the Foundation, Chairman of the President’s Council of the Foundation, a member of the Board of the Montclair Art Museum, and a member of the board of directors of numerous philanthropic organizations.

Ronald J. Artinian has served as a Trustee since 1992. His current term as a member of the Board of Trustees is scheduled to expire at in April 2016. Mr. Artinian worked in the financial services industry for 26 years, including with Smith Barney, Inc. from 1989 to 1998, where Mr. Artinian held positions as a Managing Director and National Sales Manager. Mr. Artinian retired from Smith Barney in January 1998 in order to pursue other business interests as a private investor. Mr. Artinian joined the board of The Reserve, a money market fund, in 2007. Mr. Artinian served as a member of the board of NYMAGIC, Inc., an insurance holding company specializing in commercial lines property and casualty and ocean marine insurance, from 2008 until the sale of that company in 2010. In January 2014, he was elected to the board of CommonWealth REIT, a real estate investment trust that owns and operates primarily commercial office buildings throughout the United States.

Alan L. Aufzien has served as a Trustee since 1992. His current term as a member of the Board of Trustees is scheduled to expire in April 2016. Since 1986, Mr. Aufzien has been Chairman and Managing Partner of The Norall Organisation, an investment company. From 1980 to 1998, Mr. Aufzien was a partner in the Meadowlands Basketball Association, t/a New Jersey Nets (member of the National Basketball Association, now known as the Brooklyn Nets), and was its Chairman and Chief Executive Officer, and then its Secretary and Treasurer, as well as a member of its Board of Directors.

David F. McBride, Esq. has served as a trustee since 2007. His current term as a member of the Board of Trustees is scheduled to expire at the Annual Meeting. Mr. McBride brings with him over 40 years of diversified real estate experience to the Board. Since 2006 he has been a member of the Board of the Saddle River Valley Bank (Chairman from 2006 through 2010), a federally chartered community bank, since 2001 a Partner in the law firm of Harwood Lloyd, LLC, specializing in real estate matters, and since 1987 the Chief Executive Officer of McBride Enterprises, Inc., a family owned real estate company. Mr. McBride was also instrumental in forming the Keystone Property Trust (NYSE) in 1998 and served as its Chairman of the Board until its sale to ProLogis in 2004. Since 1998, he has also served as the Chairman and President of the Mountain Club, t/a High Mountain Golf Club. Mr. McBride also serves on the Advisory Board of the McDonough School of Business at Georgetown University.

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Robert S. Hekemian, Jr. has served as a trustee since 2007. His current term as a member of the Board of Trustees is scheduled to expire at the Annual Meeting. Mr. Hekemian has been involved in real estate activities for over 25 years, including property management, leasing, mortgage financing, construction and acquisitions of residential and commercial properties located throughout the Northeast and Mid-Atlantic regions of the United States. He has served as President and Chief Operating Officer of Hekemian & Co. since 2004. From 1983 to 2003, Mr. Hekemian served as Executive Vice President of Hekemian & Co. Mr. Hekemian is principally responsible for identifying real estate acquisitions and evaluating the performance of the real estate properties managed by Hekemian & Co. with a view toward maintaining or altering management and/or leasing strategies. Mr. Hekemian also serves on the Boards of Directors of Oritani Bank and Oritani Financial Corp., the holding company for the bank, and the New York Philharmonic. Mr. Hekemian is Chairman of the Bergen Community College Foundation. He is a Member of the Board of Governors, Hackensack University Medical Center, and a Trustee of the Hackensack University Medical Center Foundation.

Executive Officers

Name	Age	Office
Robert S. Hekemian	82	Chief Executive Officer
Donald W. Barney	73	President, Treasurer and Chief Financial Officer
John A. Aiello, Esq.	64	Secretary and Executive Secretary

Each of the Executive Officers of the Trust serves in his office(s) until such time as his successor is elected and qualified.

Biographical Information

Please see “Board of Trustees” above for biographical information for Robert S. Hekemian and Donald W. Barney.

John A. Aiello, Esq. has served as the Secretary and Executive Secretary of the Trust since 2003. Mr. Aiello is a shareholder and officer at the law firm of Giordano, Halleran & Ciesla, P.C.

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Meetings of the Board of Trustees

During the fiscal year ended October 31, 2013, the Board of Trustees held thirteen meetings. During fiscal 2013, each incumbent member of the Board of Trustees attended at least 75% of the aggregate number of (i) meetings of the Board of Trustees and (ii) meetings of the committees of the Board of Trustees on which he served. John A. Aiello, Secretary and Executive Secretary of the Trust, attends meetings of the Board of Trustees and each of its committees in a non-voting capacity.

Trustee Attendance at Annual Meeting

The Trust encourages all of the Trustees to attend the Annual Meeting, and expects that all Trustees will attend the Annual Meeting absent a valid reason such as a scheduling conflict. All of the Trustees attended the Annual Meeting of Shareholders held on April 4, 2013.

Committees of the Board of Trustees

The Board of Trustees has four standing committees: the Executive Committee, the Nominating Committee, the Compensation Committee, and the Audit Committee.

Executive Committee

The Executive Committee of the Board of Trustees is authorized to make policy and certain business decisions during any interval between meetings of the Board of Trustees. All decisions of the Executive Committee are promptly reported to the Board of Trustees. During fiscal 2013, the members of the Executive Committee were, and currently are, Robert S. Hekemian, Donald W. Barney, Herbert C. Klein, Ronald J. Artinian and Alan L. Aufzien. Robert S. Hekemian is the Chairman of the Executive Committee. The Executive Committee did not meet during fiscal 2013.

Nominating Committee

The Nominating Committee is authorized to identify, evaluate and recommend to the Board of Trustees prospective nominees for Trustee, periodically review the Trust’s governance guidelines and make recommendations to the Board of Trustees from time to time as to matters of governance. The Nominating Committee also periodically reviews the performance of the Board of Trustees and its members and makes recommendations to the Board of Trustees on the number, function, and composition of the Board of Trustees and the committees of the Board of Trustees, and on the terms of the Trustees. The Nominating Committee’s charter is available on the Trust’s website at www.freitnj.com under the “About FREIT” and “Corporate Governance” tabs.

The Nominating Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Trustees, without a particular focus on diversity. The Nominating Committee considers the nominee’s business judgment, skill and experience, the nominee’s understanding of the Trust’s business and industry and other related industries, the nominee’s integrity, reputation and independence, and such other factors as the Nominating Committee determines are relevant in light of the needs of the Board of Trustees and the Trust and its Shareholders. With respect to any nominee up for re-election to the Board of Trustees, the Nominating Committee is authorized to consider the nominee’s performance on the Board of Trustees before nominating the Trustee for re-election at an annual meeting. The Trust does not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees.

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The Nominating Committee will also consider candidates for Trustee recommended by the Shareholders. The process by which a Shareholder may suggest a candidate to be nominated for election to the Board of Trustees can be found in the section of this Proxy Statement entitled “Shareholder Proposals and Recommendations for Nomination of Trustees.” The Nominating Committee will apply the same criteria described above to review and evaluate the qualifications of any candidate recommended by a Shareholder. However, the Nominating Committee has sole discretion whether to recommend any nominee for Trustee submitted by a Shareholder to the Board of Trustees.

The current members of the Nominating Committee of the Board of Trustees are Donald W. Barney, Alan L. Aufzien and Ronald J. Artinian. Although Mr. Aufzien and Mr. Artinian meet the requirements for independence set forth in the definition of “independent director” in the listing rules of the NASDAQ Stock Market (the “NASDAQ Listing Rules”), Mr. Barney is not considered independent under the definition of “independent director” in the NASDAQ Listing Rules because he is an Executive Officer of the Trust. The Nominating Committee approved a recommendation to the Board of Trustees that each of Robert S. Hekemian, David F. McBride and Robert S. Hekemian, Jr. be nominated for re-election as Trustees at the Annual Meeting, each to a three-year term. The Board of Trustees subsequently approved such nominees. The Nominating Committee held one meeting during fiscal 2013.

Compensation Committee

The Board of Trustees established a Compensation Committee of the Board in fiscal 2010. The Compensation Committee is governed by a written charter, which is available on the Trust’s website at www.freitnj.com under the “About FREIT” and “Corporate Governance” tabs. The current members of the Compensation Committee of the Board of Trustees are David F. McBride, Ronald J. Artinian and Alan L. Aufzien. Mr. McBride serves as the Chairman of the Compensation Committee. Each of the members of the Compensation Committee satisfies the qualifications for independence under the NASDAQ Listing Rules.

The Compensation Committee is charged with the responsibility of defining the Trust’s compensation philosophy and objectives, reviewing the compensation of the Executive Officers and Trustees, and making recommendations to the full Board of Trustees with respect to such compensation matters. The Compensation Committee’s processes and procedures for the foregoing reviews and analyses of the compensation of the Trust’s Executive Officers are discussed under “Executive Compensation” below. The compensation of the Trustees is discussed under “Trustee Compensation” below. The Compensation Committee held two meetings during fiscal 2013.

Audit Committee

The current members of the Audit Committee of the Board of Trustees are Ronald J. Artinian, Alan L. Aufzien and Herbert C. Klein. Mr. Artinian is the Chairman of the Audit Committee. Each of Mr. Artinian and Mr. Aufzien satisfies the audit committee qualifications under the NASDAQ Listing Rules and is independent, as independence for audit committee members is defined in the NASDAQ Listing Rules. Mr. Artinian and Mr. Aufzien also meet the independence requirements of Exchange Act Rule 10A-3(b)(1). Although Mr. Klein meets the requirements for independence set forth in the definition of “independent director” in the NASDAQ Listing Rules, he does not meet the criteria for independence set forth in Exchange Act Rule 10A-3(b)(1) because the law firm of Nowell, Amoroso, Klein, Bierman, P.A., in which Mr. Klein is currently a partner, has received and will continue to receive legal fees from the Trust for legal services provided and to be provided to the Trust. See the section of this Proxy Statement entitled “Certain Relationships and Related Party Transactions.” Mr. Klein therefore does not satisfy the independence requirement for qualification as an audit committee member under the NASDAQ Listing Rules. The Board of Trustees has appointed Mr. Klein to the Audit Committee because the Board of Trustees believes that his background and experience and the valuable contributions that he makes to the Audit Committee sufficiently mitigate any concerns arising out of the fact that he does not satisfy the independence requirement of the audit committee qualifications under the NASDAQ Listing Rules.

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The Audit Committee held four meetings during fiscal 2013. The Audit Committee selects the independent registered public accounting firm (the “Independent Auditors”) to audit the books and accounts of the Trust. In addition, the Audit Committee reviews and pre-approves the scope and costs of all services (including non-audit services) provided by the Independent Auditors. The Audit Committee also monitors the effectiveness of the audit effort and financial reporting and inquires into the adequacy of the Trust’s financial and operating controls.

Based on its review of the criteria of an Audit Committee Financial Expert under the rules of the Securities and Exchange Commission (the “SEC”), the Board of Trustees believes that the members of the Trust’s Audit Committee may not qualify as Audit Committee Financial Experts.

Each of Mr. Artinian, Mr. Aufzien and Mr. Klein has made significant contributions and provided valuable service to the Trust and its Shareholders as members of the Audit Committee. The Board of Trustees believes that each of Mr. Artinian, Mr. Aufzien and Mr. Klein has demonstrated that he is capable of (i) understanding accounting principles generally accepted in the United States of America (“GAAP”), (ii) assessing the general application of GAAP principles in connection with the accounting for estimates, accruals and reserves, (iii) understanding financial statements and analyzing and evaluating the Trust’s financial statements, (iv) understanding internal controls and procedures for financial reporting, and (v) understanding audit committee functions, all of which are attributes of an Audit Committee Financial Expert under the rules of the SEC. Given the business experience and acumen of Mr. Artinian, Mr. Aufzien and Mr. Klein and their long standing service as members of the Board of Trustees and its various committees, including the Trust’s Audit Committee, the Board of Trustees believes that each of Mr. Artinian, Mr. Aufzien and Mr. Klein is qualified to carry out all duties and responsibilities of the Trust’s Audit Committee.

The Board of Trustees believes that one of its members, Donald W. Barney, would qualify as an Audit Committee Financial Expert. Mr. Barney resigned from the Audit Committee in connection with his appointment to the office of Treasurer of the Trust and his assumption of the role of Chief Financial Officer of the Trust. As Chief Financial Officer of the Trust, Mr. Barney has made and will continue to make the certifications required under the Sarbanes-Oxley Act of 2002 and the related rules adopted by the SEC with respect to (i) the Trust’s financial statements and other financial information included in periodic reports filed with the SEC, (ii) the Trust’s disclosure controls and procedures regarding the disclosure to the certifying officers of material information relating to the Trust, and (iii) the Trust’s internal controls and the adequacy of the design and operation of such internal controls. As a certifying officer of the Trust, Mr. Barney will meet with and make reports to the Audit Committee with respect to the items which are the subject matter of his certifications. The Board of Trustees believes that it is important to maintain independence between the Audit Committee and the certifying officers of the Trust, and that the significance and importance of maintaining such an independent relationship outweigh the importance of having a person who technically satisfies the definition of an Audit Committee Financial Expert serve on the Audit Committee.

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At this time, the Board of Trustees does not believe that it is necessary to actively search for an outside person to serve on the Board of Trustees who would qualify as an Audit Committee Financial Expert.

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Trust specifically incorporates this Report by reference therein.

The Audit Committee meets each quarter during the fiscal year with the Trust’s Independent Auditors and members of Hekemian & Co. and focuses on the following areas:

(1)	the adequacy of the Trust’s internal controls and financial reporting process and the reliability of its financial statements;
(2)	the independence and performance of the Trust’s Independent Auditors and the cooperation received by the Independent Auditors from Hekemian & Co.; and
(3)	the Trust’s compliance with all legal and regulatory requirements with particular emphasis upon all disclosures made by the Trust in its quarterly and annual reports to the SEC.

The Audit Committee meets separately with Hekemian & Co. and the Trust’s Independent Auditors. The Independent Auditors have unrestricted access to the Audit Committee. The Independent Auditors make a quarterly report directly to the Audit Committee out of the presence of Hekemian & Co. concerning their functions as the Trust’s Independent Auditors.

The Board of Trustees has adopted a written charter setting out the audit related functions. The Audit Committee’s charter is available on the Trust’s website at www.freitnj.com under the “About FREIT” and “Corporate Governance” tabs. The Audit Committee reviews its charter on an annual basis and updates the charter as necessary.

Hekemian & Co. has primary responsibility for the Trust’s financial statements and the preparation of all financial statements and the maintenance of the Trust’s internal controls.

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The Independent Auditors audit the annual financial statements prepared by Hekemian & Co., express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Trust in conformity with GAAP and discuss with the Audit Committee any issues they believe should be raised.

For fiscal 2013, the Audit Committee reviewed the Trust’s audited financial statements and met with both Hekemian & Co. and EisnerAmper LLP, the Trust’s Independent Auditors for the 2013 fiscal year, to review and discuss all financial statements. Hekemian & Co. has represented to the Audit Committee that the financial statements were prepared in conformity with GAAP.

The Audit Committee has received from and discussed with EisnerAmper LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees). These items relate to that firm’s independence from the Trust. The Audit Committee also discussed with EisnerAmper LLP any matters required to be discussed by the statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Trustees that the Trust’s audited financial statements be included in the Trust’s Annual Report on Form 10-K for the fiscal year ended October 31, 2013, for filing with the SEC.

Submitted by:	Ronald J. Artinian, Chairman
Alan L. Aufzien
Herbert C. Klein

Corporate Governance

Code of Ethics

The Trust has a Code of Ethics that is applicable to all Trustees, officers and management employees of the Trust, including, without limitation, the Trust’s principal executive and senior financial officers. The Audit Committee is charged with administering and interpreting the Code of Ethics. The Code of Ethics is available on the Trust’s website at www.freitnj.com under the “About FREIT” and “Corporate Governance” tabs.

Board Leadership Structure

The Board of Trustees does not have a fixed policy regarding the separation of the positions of Chairman of the Board and Chief Executive Officer; rather, the Board favors the flexibility to select the Chairman and to determine the optimal Board leadership structure from time to time in the best interests of the Trust and its Shareholders.

At this time, the Board of Trustees believes that the Trust and its Shareholders are best served by having the same individual, Robert S. Hekemian, serve as both Chairman of the Board and Chief Executive Officer. The Board of Trustees believes that the centralization of leadership through the combination of these two roles in a single individual promotes the development and implementation of corporate strategy and the advancement of the Trust’s goals. The combination of the Chairman and Chief Executive Officer positions in a single individual is the optimal structure for the Chief Executive Officer to efficiently and effectively execute his duties and fulfill his responsibilities as the principal executive officer of the Trust, to keep the Board informed about matters affecting the Trust and to facilitate communication between management and the Board. In addition, this unity of leadership eliminates the potential for confusion or duplication of efforts, and provides for clear leadership and accountability and effective decision-making for the Trust. The Board of Trustees does not have a “lead” independent director.

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Risk Oversight

The full Board of Trustees is responsible for actively overseeing the Trust’s risk profile and management’s processes for assessing and managing risk through regular meetings of the Board, as well as informal communications with management.  The Chairman and Chief Executive Officer, other senior management members and employees of Hekemian & Co., the Trust’s managing agent, regularly report to the Board on significant risks affecting the Trust, including financial, operational and strategic risks.  The full Board (or the appropriate committee of the Board, in the case of risks that are under the purview of a particular committee) receives these reports from management to enable the Board (or committee, as the case may be) to understand the Trust’s risk identification, risk management and risk mitigation strategies.

In addition, while the full Board of Trustees has the ultimate oversight responsibility for the risk oversight process, various committees of the Board comprised of independent directors also have responsibility for risk oversight.   The Audit Committee of the Board of Trustees (i) reviews and assesses risk relative to insurance coverage for the Trust’s operating activity and financial investments, including the investment of liquid assets; (ii) evaluates the impact, if any, of changes in interest rates and energy prices and oversees actions taken to mitigate risk associated with fluctuations in interest rates and energy prices; (iii) conducts internal control reviews and reports any material issues raised in the course of such reviews; and (iv) reviews internal controls on financial reporting with the Independent Auditors. The Audit Committee presents reports to the full Board of Trustees on a quarterly basis and reports any matters relative to risk oversight that require the attention or action of the full Board. The Compensation Committee oversees the Trust’s compensation programs to ensure that they do not create incentives that expose the Trust to unnecessary and excessive risks.

When a report from management is vetted at the committee level, the chairperson of that committee subsequently reports on the matter to the full Board of Trustees, which enables the Board and the committees to coordinate the Board’s risk oversight role.

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EXECUTIVE COMPENSATION

The Trust is externally managed by Hekemian & Co., a real estate management company established in 1933. Hekemian & Co. is owned by members of the family of Robert S. Hekemian, Chairman and Chief Executive Officer of the Trust, and Robert S. Hekemian, Jr., a Trustee of the Trust. As compensation for its management services, the Trust pays Hekemian & Co. management and other fees pursuant to a Management Agreement. In addition, as an incentive to the employees of Hekemian & Co. (including members of the Hekemian family) to identify and provide real estate investment opportunities for the Trust, the Trust has advanced to such employees who are investors in certain joint venture projects a portion of the equity capital required to be contributed by them to such joint ventures. The Management Agreement and these other incentives are more particularly described in “Certain Relationships and Related Party Transactions; Director Independence” below.

In view of the Trust’s external management structure, the Trust does not employ Executive Officers on a full-time basis. The following Compensation Discussion and Analysis presents information regarding the Trust’s compensation policies and programs and the compensation of the Trust’s Executive Officers.

Compensation Discussion and Analysis

Overview

The Trust’s compensation program is designed to properly compensate the Executive Officers commensurate with the duties and services that they are employed to perform for the Trust, to reward their dedication, hard work and success and align their interests with the long-term interests of the Trust. The Compensation Committee reviews the compensation paid to the Executive Officers in consideration of these objectives and makes recommendations to the Board of Trustees regarding its determinations. The various factors considered by the Compensation Committee in reaching its determinations concerning the compensation of the Executive Officers are discussed under “Fiscal 2013 Compensation” below.

Recovery of Erroneously Awarded Compensation

The Board of Trustees has adopted a policy that provides that, in the event that the Trust is required to prepare an accounting restatement due to the Trust’s material noncompliance with any financial reporting requirement, the Trust will require the reimbursement, cancellation or forfeiture, as the case may be and to the fullest extent permitted by applicable law, of any incentive-based compensation paid to any current or former Executive Officer during the three-year period preceding such restatement that was based on the erroneous data and that was paid in excess of the compensation that would have been paid to the Executive Officer based on the accounting restatement. The Trust will disclose any incentive-based compensation paid to any Executive Officer that is based on any measure of financial performance or any other financial information in the Trust’s proxy statement for the annual meeting of Shareholders and as required by the rules and regulations of the SEC.

As discussed under “Elements of Executive Compensation” below, the Trust did not pay any incentive-based compensation to any of the Executive Officers during fiscal 2013.

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Hedging Policy

It is the policy of the Trust that no employee or Trustee of the Trust may purchase any financial instruments that are designed to hedge or offset any decrease in the market value of the Trust’s Shares that (i) were previously awarded, or acquired pursuant to the exercise of any option granted, to an employee or Trustee by the Trust as part of the compensation of such employee or Trustee or (ii) otherwise held, directly or indirectly, by an employee or Trustee, which financial instruments shall include, without limitation, puts, calls, straddles, equity swaps and any other derivative security that is directly linked to the Shares.

Elements of Executive Compensation

There are three elements to the compensation of the Executive Officers of the Trust: (1) base salary; (2) the Equity Incentive Plan; and (3) the Officer and/or Trustee Deferred Fee Plan (the “Deferred Fee Plan”). The Compensation Committee and the Board of Trustees believe that these elements allow the Trust to accomplish its objectives of properly compensating the Executive Officers for their services to the Trust, rewarding the dedication, hard work and success of Executive Officers and aligning the interests of Executive Officers with the long-term interests of the Trust.

Except for base salary, benefits under the Equity Incentive Plan and Deferred Fee Plan, and fees paid to certain of the Executive Officers for their service as Trustees, the Trust does not pay any other compensation or benefits to its Executive Officers, whether it be in the form of bonus, long-term incentive compensation, perquisites, rights, warrants, convertible securities, performance units, performance shares or other similar instruments. The Equity Incentive Plan and the Deferred Fee Plan are the only employee benefit plans maintained by the Trust. There are no employment contracts between the Trust and any of the Executive Officers, nor is there any compensatory plan or arrangement between the Trust and any of the Executive Officers pursuant to which an Executive Officer would receive payments as the result of his resignation or retirement as an Executive Officer, or any other event resulting in the termination of his relationship with the Trust as an Executive Officer, or as a result of a change in control of the Trust. The Trust’s Deferred Fee Plan, discussed below, provides that a participant may receive the amounts credited to such participant’s account under the Deferred Fee Plan, including amounts deferred thereunder and accrued interest, upon such participant’s attainment of the retirement age specified in the participant’s deferral election, such participant’s actual retirement, upon such participant’s cessation of services prior to retirement, or upon the occurrence of a change in control as defined under the Deferred Fee Plan. The Trust’s Equity Incentive Plan provides that in the event of (i) a “change in control,” as such term is defined in the Equity Incentive Plan, or (ii) a sale of all or substantially all of the assets of the Trust, other than a sale of assets to a subsidiary or other affiliated entity of the Trust, all outstanding options granted under the Equity Incentive Plan shall become exercisable (to the extent not already exercisable) immediately before or contemporaneously with the occurrence of such change in control or sale, and each outstanding restricted share award granted under the Equity Incentive Plan shall immediately become free of all restrictions, conditions and forfeiture provisions. As of October 31, 2013, there were no unexercised options or restricted share awards outstanding.

Mr. Robert S. Hekemian, Chairman of the Board and Chief Executive Officer of the Trust, is Chairman of the Board and Chief Executive Officer of Hekemian & Co., the managing agent of the Trust. Mr. Robert S. Hekemian, Jr., a Trustee of the Trust, is the President and Chief Operating Officer of Hekemian & Co. Pursuant to the terms of the Management Agreement between Hekemian & Co. and the Trust, Hekemian & Co. is entitled to receive a termination fee from the Trust under certain circumstances, including the non-renewal of the Management Agreement by the Trust, termination of the Management Agreement by the Trust without cause, or termination of the Management Agreement by the Trust following an acquisition of the Trust. See “Certain Relationships, Related Party Transactions; Director Independence” below.

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Equity Incentive Plan

The Board of Trustees approved the Equity Incentive Plan on September 10, 1998, subject to approval by the Trust’s Shareholders. The Shareholders of the Trust approved the Equity Incentive Plan at the Annual Meeting of Shareholders held on April 7, 1999, and the Equity Incentive Plan became effective as of that date. On February 15, 2007, the Board of Trustees approved, subject to Shareholder approval, (i) an amendment to the Equity Incentive Plan to increase the number of Shares of the Trust reserved for issuance thereunder by 300,000 Shares and (ii) an amendment to the Equity Incentive Plan to extend the term of the Equity Incentive Plan, which would have expired on September 10, 2008, until September 10, 2018. The Shareholders approved such amendments at the Annual Meeting of Shareholders held on April 4, 2007.

The purpose of the Equity Incentive Plan is to allow the Trust to retain the services of individuals, including, but not limited to, Executive Officers, who have made or are expected to make significant contributions to the business of the Trust and its subsidiaries, to align such persons’ interests with the long-term interests of the Trust, and to reward hard work, dedication and success by providing such individuals with an opportunity to acquire Shares of the Trust or receive other stock-based awards.

The Board of Trustees administers the Equity Incentive Plan and, based on recommendations made by the Compensation Committee, may grant options, restricted share awards, and other share based awards under the Equity Incentive Plan to eligible participants. In 1998, the Trust granted options to purchase Shares pursuant to the Equity Incentive Plan to certain eligible participants, including Executive Officers and Trustees of the Trust. Since that time, no other grants have been made under the Equity Incentive Plan. All options previously granted under the Equity Incentive Plan have been exercised, and no options were outstanding as of October 31, 2013.

As of the date hereof, no determinations have been made by the Board of Trustees or the Compensation Committee with respect to the granting, if at all, of any options or other awards under the Equity Incentive Plan in the 2014 fiscal year. However, the Compensation Committee intends to consider the grant of stock options and, if the Trust’s financial performance warrants, other awards under the Plan.

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Officers and/or Trustees Deferred Fee Plan

Effective November 1, 2000, the Board of Trustees adopted the Deferred Fee Plan, which was subsequently amended and restated effective December 31, 2008.  Pursuant to the Deferred Fee Plan, any Executive Officer or Trustee may elect to defer receipt of any compensation, including Executive Officer salary, Trustee annual retainer fees, meeting attendance fees, and property site inspection fees.  The Deferred Fee Plan is intended to provide a benefit to Executive Officers and Trustees who have made, and who are expected to continue to make, significant contributions to the long-term success of the Trust by providing such individuals with a long-term savings opportunity. There is no limitation on the amount of compensation that a participant may elect to defer under the Deferred Fee Plan.  An election to defer compensation is required to be made prior to the calendar year for which it will be effective, and is irrevocable with respect to the calendar year to which it applies.  The Trust has fixed the rate of interest payable on any amounts deferred at 9% per annum, compounded quarterly, which interest rate was determined based on a rate equal to 120% of the applicable federal long-term interest rate in effect in November 2000, the month in which the Deferred Fee Plan was established.  Participants in the Deferred Fee Plan do not select, nor are they entitled to change, the measures used to calculate interest.  Any amounts deferred and the interest accrued thereon shall be paid at either: (i) the retirement age specified by the Executive Officer or Trustee in the deferral election; (ii) actual retirement of the Executive Officer or Trustee; (iii) upon the earlier cessation of duties as an Executive Officer or Trustee of the Trust; or (iv) upon a change in control of the Trust, as defined in the Deferred Fee Plan.  The Deferred Fee Plan provides that any such deferred amounts will be paid in a lump sum or in annual installments over a period not to exceed 10 years, at the election of the Executive Officer or Trustee, except if a participant elects to receive payment upon the occurrence of a change in control, in which case all deferred amounts and accrued interest shall be payable in a lump sum.  The Trust has not created and will not create a cash sinking fund for amounts deferred pursuant to the Deferred Fee Plan.  As a result, any Executive Officer or Trustee who elects to participate in the Deferred Fee Plan is an unsecured creditor of the Trust with respect to any amounts deferred thereunder.  The Deferred Fee Plan may be amended, suspended or terminated by resolution of the Board of Trustees at any time and from time to time, provided that no amendment, suspension or termination shall operate to adversely affect the plan benefits accrued or available for any participant.  As of October 31, 2013, approximately $4,703,000 of fees have been deferred, together with accrued deferred interest of approximately $3,110,000.

Fiscal 2013 Compensation

The Compensation Committee considered the following factors, among other things, in the course of its review of the compensation for the Executive Officers for the 2013 fiscal year, including with respect to both Robert S. Hekemian in his capacity as Chairman of the Board and Chief Executive Officer, and Donald W. Barney in his capacity as President, Treasurer and Chief Financial Officer: (i) compensation paid by other real estate investment trusts, both as a component of operating expenses and to ensure that the Trust’s compensation levels are competitive in the industry; (ii) the duties and responsibilities of the Executive Officers and the value of the services provided by them, including the amount of time expended by them on the Trust’s business; (iii) the Trust’s operating results and financial condition, as well as the condition and prospects of the residential and commercial real estate markets; and (iv) the results of the most recent shareholder advisory vote to approve the compensation of the Executive Officers.

The Compensation Committee reviews compensation paid by other real estate investment trusts in the most general way in view of the fact that unlike many other real estate investment trusts, the Trust is externally managed and the Trust’s Executive Officers do not spend full time in their respective positions.  Mr. Hekemian devotes approximately 70% of his business activities to the Trust, and, as a result of that commitment, the compensation paid to him is more than the amount paid to other executive officers of the Trust. Mr. Barney devotes approximately 15% of his business activities to the Trust, and Mr. Aiello devotes approximately 6% of his business activities to the Trust and the compensation paid to them reflects these circumstances. In addition, in determining compensation to be paid to Executive Officers, the Compensation Committee considers the size and scope of the Trust’s business and operations as reflected on its balance sheet and income statement in relationship to other real estate investment trusts.

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At the 2011 Annual Meeting of Shareholders, the Shareholders were asked to approve an advisory resolution approving the compensation of the Executive Officers as disclosed and described in the Compensation Discussion and Analysis, compensation tables and narratives contained in the Trust’s proxy statement used in connection with the 2011 Annual Meeting. The advisory resolution received the approval of approximately 99.2% of the votes cast on this proposal. The Compensation Committee and the Board of Trustees concluded from the strong approval of the advisory resolution that the Shareholders believe that the Trust’s compensation policies and the compensation paid to the Executive Officers are appropriate and reflective of the Trust’s objectives of aligning the interests of the Executive Officers with the long-term interests of the Trust. The Compensation Committee made its recommendation to the Board that no changes in the levels of Executive Officer compensation were warranted for the 2013 fiscal year in view of the factors discussed above. In accordance with the rules and regulations of the SEC, and based on the results of the vote by the Shareholders at the 2011 Annual Meeting on the frequency of such vote, the advisory vote by the Shareholders to approve the compensation of the Executive Officers will occur again at the Annual Meeting.

For the 2013 fiscal year, after taking into account the factors referenced in the preceding paragraphs, the Compensation Committee determined, and recommended to the Board, that the base salaries paid to the Trust’s Executive Officers in the 2012 fiscal year were appropriate and would remain the same for the 2013 fiscal year, and that there would be no grants of equity-based awards to the Executive Officers under the Equity Incentive Plan for the 2013 fiscal year.

Risk Management

The Compensation Committee does not believe that the Trust’s executive compensation program gives rise to any risks that are reasonably likely to have a material adverse effect on the Trust. Executive Officers are compensated on a fixed salary basis and have not been awarded any bonuses or other compensation that might encourage the taking of unnecessary or excessive risks that threaten the long-term value of the Trust. In addition, the Compensation Committee and the Board of Trustees have utilized, and expect to continue to utilize, the Equity Incentive Plan to align the interests of the Trustees and Executive Officers with the long-term interests of the Trust and the Shareholders through grants of stock options and other equity-based awards, thereby giving the Trustees and Executive Officers additional incentives to protect the long-term value of the Trust.

Executive Compensation and Financial Performance

As discussed above, the Executive Officers of the Trust are compensated on a fixed salary basis and have not been awarded any bonuses or other incentive-based compensation, and the compensation paid to the Executive Officers is not specifically dependent upon any particular measure of financial performance. However, the Compensation Committee considers, in general terms, both the overall financial performance and condition of the Trust and the Trust’s long-term prospects in the Committee’s determination of appropriate levels of executive salary, among other factors and considerations discussed under “Fiscal 2013 Compensation” above.

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As stated above, there were no increases in the Executive Officers’ base salaries and no payments of incentive compensation or equity awards to Executive Officers in fiscal 2013. The Compensation Committee believes that the level of compensation paid to the Executive Officers during the 2013 fiscal year is aligned with, and appropriate relative to, the overall financial performance and condition of the Trust and its long-term prospects.

Chief Executive Officer Compensation and Employee Compensation

The table below sets forth comparative information regarding (A) the total compensation of the Chief Executive Officer for the 2013 fiscal year, (B) the median of the total compensation of all of the other full-time employees of the Trust, not including the Chief Executive Officer, for the 2013 fiscal year, and (C) the ratio of the Chief Executive Officer’s total compensation to the median of the total compensation of all other full-time employees (other than the Chief Executive Officer). The Trust had 21 full-time employees, which does not include the Chief Executive Officer, as of October 31, 2013.

Chief Executive Officer compensation (A)	$585,776
Median compensation of all full-time employees (not including Chief Executive Officer) (B)	$ 50,362
Ratio of (A) to (B)	11.63

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended October 31, 2013, David F. McBride, Ronald J. Artinian and Alan L. Aufzien served on the Compensation Committee of the Board of Trustees, with Mr. McBride serving as the Chairman of the Committee. None of the members of the Compensation Committee served as an executive officer or employee of the Trust at any time during the 2013 fiscal year, nor has any of them ever served as an executive officer of the Trust in any prior year.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:	David F. McBride, Chairman
Ronald J. Artinian
Alan L. Aufzien
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SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of all of the named executive officers of the Trust (the “Executive Officers”) as of October 31, 2013, October 31, 2012 and October 31, 2011 for services in all capacities to the Trust for the 2013, 2012 and 2011 fiscal years, respectively. During the fiscal year ended October 31, 2013, Robert S. Hekemian served as Chairman of the Board and Chief Executive Officer of the Trust, during which time Mr. Hekemian devoted approximately 70% of his business activities to the Trust. During the fiscal year ended October 31, 2013, Donald W. Barney served as President, Treasurer and Chief Financial Officer of the Trust, during which time Mr. Barney devoted approximately 15% of his business activities to the Trust. During the fiscal year ended October 31, 2013, John A. Aiello, Esq. served as the Secretary and the Executive Secretary of the Trust, during which time Mr. Aiello devoted approximately 6% of his business activities to the Trust. With respect to all compensation, the term “paid” shall mean actually paid or deferred.

Name and Principal Position (1)	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)		Total ($)
Robert S. Hekemian,	2013	$205,000	$—	$—	$—	$—	$63,278	$317,498	(4)	$585,776
Chairman of the	2012	$205,000	$—	$—	$—	$—	$54,826	$285,903	(4)	$545,729
Board and Chief Executive Officer	2011	$205,000	$—	$—	$—	$—	$45,430	$243,536	(4)	$493,966

Donald W. Barney,	2013	$50,000	$—	$—	$—	$—	$20,807	$114,783	(5)	$185,590
President, Treasurer	2012	$50,000	$—	$—	$—	$—	$18,273	$107,869	(5)	$176,142
and Chief Financial Officer	2011	$50,000	$—	$—	$—	$—	$15,281	$93,126	(5)	$158,407

John A. Aiello, Esq.,	2013	$30,000	$—	$—	$—	$—	$—	$13,600	(6)	$43,600	(7)
Executive Secretary	2012	$30,000	$—	$—	$—	$—	$—	$17,200	(6)	$47,200	(7)
and Secretary	2011	$30,000	$—	$—	$—	$—	$—	$13,600	(6)	$43,600	(7)

(1)	Represents the positions held by each Executive Officer for the fiscal years ended October 31, 2013, October 31, 2012 and October 31, 2011.
(2)	Represents payment to the Executive Officers for their services as Executive Officers of the Trust. With the exception of Mr. Aiello, the Executive Officers have elected to defer such amounts pursuant to the terms of the Deferred Fee Plan. See “Officers and/or Trustees Deferred Fee Plan,” above.
(3)	Represents the interest rate spread due to the above-market accrued interest earned on deferred executive officer and other fees payable to the Executive Officer for service as an Executive Officer and Trustee in fiscal 2013, 2012 and 2011, but deferred at the election of the Executive Officer pursuant to the terms of the Deferred Fee Plan. Above-market interest was calculated using a rate equal to 120% of the applicable federal long-term rate in effect in November 2000, the month in which the Deferred Fee Plan was established. See “Officers and/or Trustees Deferred Fee Plan,” above.
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(4)	Of these amounts, $210,000, $179,463 and $151,200 represent accrued interest earned on amounts deferred by the Executive Officer for service as an Executive Officer in fiscal 2013, 2012 and 2011, respectively, but deferred at the election of the Executive Officer pursuant to the terms of the Deferred Fee Plan, pursuant to which payment of accrued interest is deferred until such time that the deferred executive officer fees are paid to the Executive Officer; $40,200, $49,000 and $43,750 represent annual retainer fees, meeting fees and other fees paid to the Executive Officer in fiscal 2013, 2012 and 2011, respectively, as consideration for his service on the Board of Trustees and, if applicable, its committees, but deferred at the election of the Executive Officer pursuant to the terms of the Deferred Fee Plan; $67,208, $57,440 and $48,586 represent accrued interest earned on deferred annual retainer fees, meeting fees and other fees payable to the Executive Officer in fiscal 2013, 2012 and 2011, respectively, for service on the Board of Trustees and, if applicable, its committees, but deferred at the election of the Executive Officer pursuant to the terms of the Deferred Fee Plan. See “Officers and/or Trustees Deferred Fee Plan,” above.
(5)	Of this amount, $45,236, $37,361 and $32,318 represent accrued interest earned on amounts deferred by the Executive Officer for service as an Executive Officer in fiscal 2013, 2012 and 2011, respectively, but deferred at the election of the Executive Officer pursuant to the terms of the Deferred Fee Plan, pursuant to which payment of accrued interest is deferred until such time that the deferred executive officer fees are paid to the Executive Officer; $23,000, $29,000 and $26,200 represent annual retainer fees, meeting fees and other fees paid to the Executive Officer in fiscal 2013, 2012 and 2011, respectively, as consideration for his service on the Board of Trustees and, if applicable, its committees, but deferred at the election of the Executive Officer pursuant to the terms of the Deferred Fee Plan; $46,547, $40,276 and $34,608 represent accrued interest earned on deferred annual retainer fees, meeting fees and other fees payable to the Executive Officer in fiscal 2013, 2012 and 2011, respectively, for service on the Board of Trustees and, if applicable, its committees, but deferred at the election of the Executive Officer pursuant to the terms of the Deferred Fee Plan. See “Officers and/or Trustees Deferred Fee Plan,” above.
(6)	During each of the fiscal years ended October 31, 2013, 2012 and 2011, the Executive Secretary was entitled to receive (i) meeting attendance fees in the amount of $800 for each meeting of the Board of Trustees and its committees attended, $400 for each meeting participated in by teleconference; and (ii) property site inspection fees in the amount of $800 for each site inspection attended and reimbursement of all reasonable and verified out-of-pocket expenses incurred in connection with the site visit.
(7)	Mr. Aiello is an officer and shareholder in the law firm of Giordano, Halleran & Ciesla, P.C. During fiscal 2013, 2012 and 2011, Mr. Aiello paid to the law firm the retainer and meeting fees which he received in connection with his services as Secretary and Executive Secretary of the Trust during fiscal 2013, 2012 and 2011.
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The following table sets forth information concerning the compensation of the Executive Officers that was deferred pursuant to the Deferred Fee Plan, described under “Officers and/or Trustees Deferred Fee Plan” above, for the fiscal year ended October 31, 2013:

FISCAL 2013 NONQUALIFIED DEFERRED COMPENSATION

Name (1)	(a) (2) Executive Contributions in Last FY ($)	(b) (2) Registrant Contributions in Last FY ($)	(c) Aggregate Earnings in Last FY ($)	(d) Aggregate Withdrawals/ Distributions ($)	(e) (2) Aggregate Balance at Last FYE ($)
Robert S. Hekemian	$245,200	$—	$340,576	$—	$4,176,614
Donald W. Barney	$73,000	$—	$112,590	$—	$1,378,268
John A. Aiello, Esq.	$—	$—	$—	$—	$—
(1)	Effective November 1, 2000, the Board of Trustees adopted the Deferred Fee Plan for its Executive Officers and its Trustees. The Deferred Fee Plan was amended and restated on December 30, 2008, effective as of December 31, 2008. Pursuant to the Deferred Fee Plan, any Executive Officer or Trustee may elect to defer receipt of any executive officer, Trustee retainer, meeting attendance, or property site inspection fee.
(2)	All amounts reported in columns (a) and (b) are reported as compensation to the named executive officer in the fiscal year ended October 31, 2013 in the Summary Compensation Table above. All amounts reported in column (e) have been previously reported as compensation to the named executive officer in the Summary Compensation Table for previous years.

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Securities Authorized for Issuance under Equity Compensation Plans

The number of stock options outstanding under the Equity Incentive Plan, the weighted-average exercise price of the outstanding options, and the number of securities remaining available for issuance, as of October 31, 2013 were as follows:

EQUITY COMPENSATION PLAN TABLE

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	—	—	466,000
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	466,000
(1)	The Trust currently has no equity compensation plans other than the Equity Incentive Plan described herein.

Grants of Plan Based Awards

No awards were made to the Executive Officers or any other participants under the Equity Incentive Plan during the fiscal year ended October 31, 2013.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding stock options or other equity compensation awards held by Executive Officers as of October 31, 2013.

Fiscal 2013 Option Exercises and Stock Vested

There were no exercises of stock options or vesting of stock held by Executive Officers in the fiscal year ended October 31, 2013.

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TRUSTEE COMPENSATION

During the fiscal year ended October 31, 2013, each Trustee, including every such Trustee who also served as an Executive Officer of the Trust, was entitled to receive an annual retainer fee in the amount of $15,000. The Trustees were also entitled to receive meeting attendance fees in the amount of $800 for each meeting of the Board of Trustees and its committees attended and $400 for each meeting participated in by teleconference. The Chairman of the Board, for each Board of Trustees meeting attended, and the chairman of each committee of the Board of Trustees, for each committee meeting attended, were entitled to receive meeting attendance fees of $1,100. In addition, the Chairman of the Audit Committee was entitled to receive an annual retainer fee in the amount of $10,000. The Trustees were also entitled to receive property site inspection fees in the amount of $800 for each site inspection attended, plus the reimbursement of all reasonable and verified out-of-pocket expenses incurred in connection with the site visit. The Trustees are entitled to defer all or any part of their retainer, meeting and property site inspection fees pursuant to the terms of the Deferred Fee Plan. See “Officers and/or Trustees Deferred Fee Plan.”

For the fiscal year ended October 31, 2013, the Trustees were paid or elected to defer annual retainer fees, meeting attendance fees, site inspection fees and accrued interest in an aggregate amount of $1,100,762 as consideration for their services to the Board of Trustees and its committees.

FISCAL 2013 TRUSTEE COMPENSATION (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)	Total ($)
Herbert C. Klein, Esq.	$62,463	$—	$—	$—	$8,402	$—	$70,865
Ronald J. Artinian	$88,307	$—	$—	$—	$11,237	$—	$99,544
Alan L. Aufzien	$68,468	$—	$—	$—	$9,296	$—	$77,764
David F. McBride, Esq.	$38,638	$—	$—	$—	$3,065	$—	$41,703
Robert S. Hekemian, Jr.	$36,508	$—	$—	$—	$3,012	$—	$39,520
(1)	In addition to these fees, see the Summary Compensation Table above for information regarding compensation paid to each of Robert S. Hekemian and Donald W. Barney in connection with their positions as Executive Officers and membership on the Board of Trustees.
(2)	Represents the interest rate spread due to the above-market accrued interest earned on deferred fees payable to the Trustee for service as a Trustee in fiscal 2013, but deferred at the election of the Trustee pursuant to the terms of the Deferred Fee Plan. Above-market interest was calculated using a rate equal to 120% of the applicable federal long-term rate in effect in November 2000, the month in which the Deferred Fee Plan was established. See “Officers and/or Trustees Deferred Fee Plan,” above.
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Performance Graph

The graph below compares the cumulative total return on the Shares for the period covering the five fiscal years ended October 31, 2013 with the performance of the Russell 2000 Index and the FTSE NAREIT Equity REIT Index. The graph assumes that $100 was invested on October 31, 2008 in the Trust’s Shares, the Russell 2000 Index, and the FTSE NAREIT Equity REIT Index, and that all dividends were reinvested. The closing price used in the analysis for the performance graph below is $17.50 per share at October 31, 2013.

	10/08	10/09	10/10	10/11	10/12	10/13

First Real Estate Investment Trust	100.00	92.59	98.12	125.11	113.66	122.27
Russell 2000	100.00	106.46	134.75	143.79	161.16	219.64
FTSE NAREIT Equity REITs	100.00	100.06	142.93	157.71	181.27	202.21

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ITEM 2 – ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act and the rules and regulations promulgated thereunder provide that, not less frequently than once every three years, an issuer shall include in its proxy statement for its annual meeting of shareholders an advisory resolution subject to a shareholder vote to approve the compensation of the issuer’s executive officers.  The Shareholders of the Trust last voted to approve an advisory resolution approving the compensation of the Trust’s Executive Officers at the 2011 Annual Meeting of Shareholders. The Shareholders also approved an advisory resolution at the 2011 Annual Meeting that provided that the vote with respect to the advisory resolution to approve the compensation of the Trust’s Executive Officers would be held every three years. Accordingly, at the 2014 Annual Meeting, you are asked to approve the compensation of the Trust’s Executive Officers as described under the heading “Compensation Discussion and Analysis,” the compensation tables and the related narrative discussion, by voting in favor of the following advisory resolution:

“RESOLVED, that the shareholders of First Real Estate Investment Trust of New Jersey approve the compensation of the Executive Officers as discussed and disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Under the rules and regulations of the Securities and Exchange Commission, your vote is advisory and will not be binding upon the Trust or the Board of Trustees and will not be construed to overrule any decision by the Trust or the Board or require the Board to take any action.  However, the Compensation Committee and the Board of Trustees will take the outcome of this advisory vote into consideration when considering future compensation arrangements for the Executive Officers and whether any adjustments or modifications are warranted.

As discussed in this Proxy Statement, the Compensation Committee and the Board of Trustees believe that the Trust’s compensation programs and the actual compensation paid to the Executive Officers are supportive of the long-term interests of the Trust and the creation of value for the Trust’s Shareholders. Accordingly, the Board of Trustees unanimously recommends a vote FOR the approval of the advisory resolution approving the compensation of the Executive Officers, as described in this Proxy Statement.

The affirmative vote of a majority of the votes cast at the Annual Meeting will approve this advisory resolution.

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Certain Relationships and Related Party Transactions; Director Independence

Of the seven members of the Board of Trustees, Ronald J. Artinian, Alan L. Aufzien and David F. McBride qualify as “independent directors” in accordance with the applicable NASDAQ Listing Rules and SEC rules. The independence of the Trustees serving on committees of the Board of Trustees is discussed under “Committees of the Board of Trustees” above.

The Board of Trustees has adopted a written charter for the Audit Committee (see “Audit Committee Report” above) whereby the Audit Committee oversees and evaluates all related party transactions proposed to be entered into by the Trust. In addition, the Declaration of Trust contains procedures in the event of any proposed purchase or sale of any properties between the Trust and any Trustee, Executive Officer or any firm, partnership or corporation in which a Trustee or Executive Officer has or may have an interest. Further, the Trust has adopted a Code of Ethics applicable to all Trustees, officers and management employees of the Trust (see “Corporate Governance – Code of Ethics” above), which Code of Ethics promotes the honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

Robert S. Hekemian, Chairman of the Board and Chief Executive Officer of the Trust, and his sons, Robert S. Hekemian, Jr., a Trustee of the Trust, Bryan S. Hekemian and David B. Hekemian, are the sole shareholders of Hekemian and Co. Robert S. Hekemian holds a 0.2% interest in Hekemian & Co. and Robert S. Hekemian, Jr. holds a 33.3% interest in Hekemian & Co. The balance of the interests in Hekemian & Co. is held by Bryan S. Hekemian and David B. Hekemian. Robert S. Hekemian is currently the Chairman of the Board and Chief Executive Officer of Hekemian & Co. Each of Robert S. Hekemian’s sons and his brother-in-law are also officers of Hekemian & Co. and serve in the positions set forth opposite their names:

Robert S. Hekemian, Jr. (son) - President and Chief Operating Officer

Bryan S. Hekemian (son) - Vice President and Secretary

David B. Hekemian (son) - Vice President and Treasurer

Serge Krikorian (brother-in-law) - Vice President-Insurance Department

On April 10, 2002, the Trust and Hekemian & Co. entered into a Management Agreement, effective as of November 1, 2001, replacing the Management Agreement dated December 20, 1961, as extended. The term of the Management Agreement was automatically renewed as of November 1, 2013 for a two-year period, which will expire on October 31, 2015. The term of the Management Agreement automatically renews for periods of two years unless either party gives not less than six months prior notice to the other of non-renewal. The Trust may terminate the Management Agreement (i) without cause upon one year’s prior written notice, (ii) for cause if Hekemian & Co. has not cured an event of default within 30 days of receipt of notice of termination from the Trust, or (iii) in the event of an acquisition of the Trust where the Trust ceases to effectively exist as an operating entity. The Management Agreement provides for a termination fee in the event of a termination by the Trust without cause or following a merger or acquisition of the Trust.

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Under the Management Agreement, Hekemian & Co. serves as Managing Agent for the Trust and the Trust’s properties which the Trust owned on November 1, 2001. The Trust may retain Hekemian & Co. or other managing agents to manage its properties acquired after November 1, 2001 and to perform various other duties such as sales, acquisitions, and development with respect to any or all of the Trust’s properties. However, Hekemian & Co. currently manages all properties owned by the Trust and all subsidiaries and affiliates of the Trust, except for the commercial office space of the Rotunda, a mixed use (office, retail and residential) property located in Baltimore, Maryland that was acquired in July 2005 by Grande Rotunda, LLC (“Grande Rotunda”), a limited liability company in which the Trust owns a 60% equity interest. The commercial office space at the Rotunda is managed by an unaffiliated third party management company. Hekemian & Co. is not the exclusive advisor for the Trust to locate and recommend to the Trust investments deemed suitable for the Trust, and it is not required to offer potential acquisition properties exclusively to the Trust before acquiring those properties for Hekemian & Co.’s own account or for others, including shareholders and employees of Hekemian & Co.

The Trust retained Hekemian & Co. to manage the Preakness Shopping Center, which was acquired on November 1, 2002 by WaynePSC, LLC (“WaynePSC”), a limited liability company in which the Trust owns a 40% membership interest, and the Damascus Shopping Center, which was acquired on July 31, 2003 by Damascus Centre, LLC (“Damascus Centre”), a limited liability company in which the Trust owns a 70% equity interest. In fiscal 2004, the Trust retained Hekemian & Co. to manage The Pierre Towers, an apartment complex acquired on April 15, 2004 by S And A Commercial Associates Limited Partnership (“S&A”), a limited partnership in which the Trust owns a 65% equity interest. In fiscal 2005, the Trust retained Hekemian & Co to provide supervisory and management services to Grande Rotunda, although the Trust did not retain Hekemian & Co. to manage the commercial office space at the Rotunda.

Pursuant to the terms of the Management Agreement, the Trust pays Hekemian & Co. certain basic management fees, mortgage fees, administrative fees, other miscellaneous fees and leasing commissions as compensation for its services. The Management Agreement includes a detailed schedule of such fees and commissions for those services which the Managing Agent may be called upon to perform. During the fiscal year ended October 31, 2013, the Trust paid or accrued to Hekemian & Co. and Hekemian Development Resources, LLC, a wholly-owned subsidiary of Hekemian & Co. (“Hekemian Resources”), management and other fees in the approximate aggregate amount of $3,909,000, which includes the management fees of $1,747,000 described in more detail below, and mortgage, leasing and other fees in the approximate amount of $2,162,000. Included in other fees are (a) $184,500 in sales commissions paid to Hekemian & Co. related to the sale of the Palisades Manor and Grandview Apartment properties in fiscal 2013, (b) $1,400,000 in development fees payable to Hekemian Resources related to the Rotunda redevelopment project, which is described in more detail below, and (c) $239,000 in fees paid to Hekemian & Co. related to the refinancing of the Damascus Centre, LLC and Westwood Plaza mortgage loans.

The Trust also uses the resources of Hekemian & Co.’s insurance department to secure insurance coverage for its properties and subsidiaries. Hekemian & Co. is paid a commission for these services, which amounted to approximately $121,000 in fiscal 2013.

During the fourth quarter of fiscal 2007, the Board of Trustees approved development fee arrangements for supervising the Rotunda and Damascus Shopping Center redevelopment projects. Hekemian Resources entered into Agency Agreements with each of Grande Rotunda and Damascus Centre for the performance of management services in connection with the Rotunda and Damascus Center redevelopment projects on December 10, 2009 and August 13, 2008, respectively. The Agency Agreement with respect to the Rotunda was subsequently amended as of July 24, 2012 based on revisions to the scope of the project approved by the Board. The development fees payable to Hekemian & Co., or an affiliate of Hekemian & Co., in connection with these projects are as follows:

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•                     With respect to the Rotunda project, owned by Grande Rotunda, the development fee arrangement provides for Hekemian Resources to receive a fee equal to 6.375% of the total development costs of up to $84.6 million (as may be modified), less the amount of $3,000,000 that Grande Rotunda had previously paid to Hekemian & Co. for the Rotunda project. In addition, the Board approved the payment of a fee to Hekemian Resources in the amount of $1,400,000 in connection with the revision to the scope of the Rotunda project, of which the Trust paid $500,000 to Hekemian Resources in Fiscal 2013. The balance of $900,000 will be paid upon the issuance of a certificate of occupancy for the multi-family portion of the project.

•                     With respect to the Damascus project, owned by Damascus Centre, Hekemian Resources will receive 7% of development costs of up to $17,328,000.

Such development fees may be modified should the Board of Trustees approve a change in the scope of any of these projects. For the fiscal year ended October 31, 2013, the Trust incurred fees to Hekemian Resources of $1,400,000 and $0 for development activities at the Rotunda and Damascus Shopping Center, respectively, for services rendered or to be rendered by Hekemian Resources, including obtaining approvals from governmental authorities, the coordination of architectural, engineering and legal services necessary to obtain governmental approvals and building permits, and services rendered prior to the execution of the agency agreement in connection with the Rotunda redevelopment project. All of the aforementioned fees incurred were capitalized and accordingly are included in “Construction in Progress” or “Real Estate” on the Trust’s Consolidated Balance Sheet as of October 31, 2013.

From time to time, the Trust engages Hekemian & Co. to provide certain additional services, such as consulting services related to development and financing activities of the Trust. Separate fee arrangements are negotiated between the Trust and Hekemian & Co. with respect to such services. The Trust also reimburses Hekemian & Co. for the salaries, payroll taxes, insurance costs and certain other costs of personnel employed at the Trust’s properties by Hekemian & Co. on behalf of the Trust.

The Trust’s real estate investments may be in the form of wholly-owned fee interests or, if the circumstances warrant, joint venture interests. The Trust will make certain real estate investments through joint ventures with other parties from time to time in order to diversify risk. The Trust will also consider investing in real estate that requires development or that involves particular risk through joint ventures in order to meet the Trust’s investment objectives. In furtherance of these objectives, the Trust has invested in joint ventures with employees and affiliates of Hekemian & Co. and with Trustees of the Trust, as described below.

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The Trust owns a 60% equity interest in and is the managing member of Grande Rotunda. Rotunda 100, LLC, a New Jersey limited liability company (“Rotunda 100”), owns a 40% interest in Grande Rotunda. Robert S. Hekemian and members of his immediate family, including Robert S. Hekemian, Jr., a Trustee of the Trust, and other employees of Hekemian & Co. have majority managing control of Rotunda 100. In July 2005, Grande Rotunda completed the acquisition of the Rotunda for a purchase price of approximately $31 million (inclusive of transaction costs), which was financed in part from an acquisition loan in the amount of $22.5 million, and the balance of which was contributed in cash by the members of Grande Rotunda in proportion to their membership interests. As an incentive to the employees of Hekemian & Co. to identify and provide real estate investment opportunities for the Trust, the Trust agreed to advance to the employees of Hekemian & Co. who are members of Rotunda 100 (including Robert S. Hekemian, Jr. and certain other members of the immediate family of Robert S. Hekemian), 50% of the amount of the equity capital required to be contributed by them to Rotunda 100 in connection with the acquisition and operation of the Rotunda. The Trust has loaned an aggregate amount of approximately $1.9 million to those Hekemian & Co. employees (including approximately $1.7 million to Robert S. Hekemian, Jr., a Trustee of the Trust, and certain other members of the immediate family of Robert S. Hekemian) with respect to their equity capital contributions (the “Rotunda Notes”). These loans bear interest that floats at 225 basis points over the ninety (90) day London Interbank Offered Rate (“LIBOR”), as adjusted each November 1, February 1, May 1 and August 1. Payments of accrued interest on the Rotunda Notes are required to be made quarterly. No principal payments are required during the term of the Rotunda Notes, except that the borrowers are required to pay to the Trust all refinancing proceeds and other cash flow they receive from their interests in Grande Rotunda. These payments shall be applied first to accrued and unpaid interest and then any outstanding principal. The Rotunda Notes mature at the earlier of (a) ten (10) years after issue, on June 19, 2015, or, (b) at the election of the Trust, ninety (90) days after the borrower terminates employment with Hekemian & Co., at which time all outstanding unpaid amounts are due. The loans are secured by such employees’ membership interests in Rotunda 100. On May 8, 2008, the Board of Trustees approved amendments to the existing loan agreements with the Hekemian & Co. employees to increase the aggregate amount that the Trust may advance to such Hekemian & Co. employees to $4 million. During the fiscal year ended October 31, 2013, accrued and unpaid interest under the Rotunda Notes aggregated approximately $273,000. At October 31, 2013, the outstanding principal balance on the Rotunda Notes was $1,872,360.

The Trust owns a 70% membership interest in Damascus Centre, which is the owner of the Damascus Shopping Center. During fiscal 2005, in order to incentivize employees of Hekemian & Co., the Trust’s Board authorized an investor group comprised principally of Hekemian employees (including Robert S. Hekemian, Robert S. Hekemian, Jr. and certain other members of the immediate family of Robert S. Hekemian) (the “Hekemian Group”) to acquire a 30% equity interest in Damascus Centre through Damascus 100, LLC (“Damascus 100”). The sale of an equity interest in Damascus Centre to Damascus 100 was completed on October 31, 2006, at a sale price of $3,224,000, of which the Trust financed approximately $1,451,000. The Trust agreed to advance to the Hekemian Group up to 50% of the amount of the equity purchase price required to be paid by them (including approximately $1.3 million to Robert S. Hekemian, Jr., a Trustee of the Trust, and certain other members of the immediate family of Robert S. Hekemian) (the “Damascus Notes”). These advances are in the form of secured loans that bear interest that floats at 225 basis points over the ninety (90) day LIBOR, as adjusted each November 1, February 1, May 1 and August 1. Payments of accrued interest are required to be made quarterly. No principal payments are required during the term of the Damascus Notes, except that the borrowers are required to pay to the Trust all refinancing proceeds and other cash flow they receive from their interests in Damascus Centre. These payments shall be applied first to accrued and unpaid interest and then any outstanding principal. The Damascus Notes mature at the earlier of (a) ten (10) years after issue, on September 30, 2016, or, (b) at the election of the Trust, ninety (90) days after the borrower terminates employment with Hekemian & Co., at which time all outstanding unpaid principal is due. The loans are secured by such employees’ membership interests in Damascus 100. During the fiscal year ended October 31, 2013, accrued and unpaid interest under the notes aggregated approximately $212,000. At October 31, 2013, the outstanding principal balance on the Damascus Notes was $1,450,858. Damascus Centre paid Hekemian & Co. $106,000 in management fees during fiscal 2013, which is included in the $1,747,000 of management fees paid by the Trust to Hekemian & Co. and Hekemian Resources during the 2013 fiscal year mentioned above, and leasing fees in the amount of $18,000.

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The Trust owns a 40% membership interest in Westwood Hills, LLC (“Westwood Hills”), which is the owner of a 210-unit residential apartment complex in Westwood, New Jersey. In addition, Trustees Robert S. Hekemian, Donald W. Barney, Herbert C. Klein, Ronald J. Artinian and Robert S. Hekemian, Jr. and members of the immediate families of Robert S. Hekemian and Herbert C. Klein beneficially own 35% of the membership interests in Westwood Hills. Pursuant to the terms of an operating agreement, the Trust is the Managing Member of Westwood Hills. Hekemian & Co. currently serves as the Managing Agent for Westwood Hills. During the fiscal year ended October 31, 2013, Westwood Hills paid Hekemian & Co. $181,000 in management fees, which is included in the $1,747,000 of management fees paid by the Trust to Hekemian & Co. and Hekemian Resources during the 2013 fiscal year mentioned above.

The Trust owns a 40% equity interest in WaynePSC. H-TPKE, LLC (“H-TPKE”), a New Jersey limited liability company, owns a 60% equity interest in WaynePSC. Robert S. Hekemian and members of his immediate family, including Robert S. Hekemian, Jr., who are also officers of Hekemian & Co., and other employees of Hekemian & Co. control approximately 73% of the membership interests in H-TPKE. The Trust is the Managing Member of WaynePSC. WaynePSC owns a 323,000 +/- sq. ft. community shopping center located in Wayne, New Jersey, known as the Preakness Shopping Center. Hekemian & Co. is the Managing Agent for the Preakness Shopping Center. During the fiscal year ended October 31, 2013, WaynePSC paid Hekemian & Co. an annual property management fee in the approximate amount of $230,000, which is included in the $1,747,000 of management fees paid by the Trust to Hekemian & Co. and Hekemian Resources during the 2013 fiscal year mentioned above, and leasing fees in the amount of $13,000.

The Trust owns a 65% equity interest in and is the managing and general partner of S&A. The remaining 35% of equity interests in S&A are owned by Robert S. Hekemian and members of his immediate family, including Robert S. Hekemian, Jr., who are also officers of Hekemian & Co., and by other employees of Hekemian & Co. and/or affiliates of Hekemian & Co. In February 2005, and in accordance with its investment policy regarding risk diversification, the Trust allowed the minority owners of S&A to make a cash contribution to S&A of approximately $1.3 million to increase their ownership interest in S&A from approximately 25% to 35%, which approximated market value at the time of the investment. On April 15, 2004, S&A purchased The Pierre Towers, a residential apartment complex located in Hackensack, New Jersey. During the fiscal year ended October 31, 2013, Pierre Towers, LLC, on behalf of S&A, paid Hekemian & Co. management fees in the amount of $315,000, which is included in the $1,747,000 of management fees paid by the Trust to Hekemian & Co. and Hekemian Resources during the 2013 fiscal year mentioned above.

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Robert S. Hekemian, Jr., a Trustee of the Trust, is a director of Oritani Financial Corp. and its subsidiary, Oritani Bank. The Trust is a party to two commercial mortgage loans with Oritani Bank. One mortgage loan is in the original principal amount of $6,000,000 with an interest rate of 4.5% per annum. This loan is secured by the Trust’s property located in Patchogue, New York and matures on March 1, 2018. The second mortgage loan is in the principal amount of $22,750,000 with an interest rate of 4.75% per annum, which is secured by the Trust’s Westwood Plaza property and matures on January 13, 2023. Both of these mortgage loans were negotiated at arm’s length and are on standard terms.

The law firm of Nowell, Amoroso, Klein, Bierman, P.A. was retained by the Trust during fiscal 2013 to furnish legal services and received $19,800 in legal fees from the Trust for its services. Herbert C. Klein, a Trustee, is a partner in the law firm.

The law firm of Giordano, Halleran & Ciesla, P.C. was retained by the Trust during fiscal 2013 to furnish legal services. John A. Aiello, an Executive Officer of the Trust, is an officer and shareholder in the law firm. During fiscal 2013, Giordano, Halleran & Ciesla, P.C. received $74,900 in fees from the Trust for its services. In addition, Mr. Aiello paid to the law firm the amount of $43,600, representing retainer and meeting fees, which Mr. Aiello received in connection with his services as Secretary and Executive Secretary of the Trust during fiscal 2013.

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OTHER MATTERS

The Board of Trustees does not know of any other business which will be presented for consideration at the Annual Meeting. Except as the Board of Trustees may otherwise permit, only the business set forth and discussed in the Notice of Meeting and this Proxy Statement may be acted on at the Annual Meeting. If any other business incident to the Annual Meeting is properly presented at the Annual Meeting, or any adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

RELATIONSHIP WITH INDEPENDENT AUDITORS

The Audit Committee makes the selection of the Independent Auditors for the Trust. EisnerAmper LLP (formerly Eisner LLP) has served as the Trust’s independent registered public accounting firm for fiscal 2013 and 2012. As of the date of this Proxy Statement, the Audit Committee has not yet selected the Trust’s independent registered public accounting firm for fiscal 2014. All audit and non-audit services provided by the Trust’s independent registered public accounting firm and the fees associated therewith are pre-approved by the Audit Committee in accordance with the written charter of the Audit Committee adopted by the Board of Trustees. The Audit Committee gives due consideration to the potential impact of all non-audit services on auditor independence. The engagement of EisnerAmper LLP, which was pre-approved by the Audit Committee, did not make use of the de minimis exception for pre-approval contained in the rules of the SEC which permit limited engagements for non-audit services involving amounts under a specified threshold.

In accord with Independent Standard Board Standards No. 1 (Independence Discussion with Audit Committees) the Trust received a letter and verbal communication from EisnerAmper LLP that it knows of no state of facts which would impair its status as the Trust’s Independent Auditors. The Audit Committee has considered whether the non-audit services provided by EisnerAmper LLP are compatible with maintaining its independence and has determined that the nature and substance of any such limited non-audit services have not impaired EisnerAmper LLP’s status as the Trust’s Independent Auditors.

Audit Fees

Audit fees billed by EisnerAmper LLP to the Trust totaled $337,000 and $345,000,1 respectively, for fiscal 2013 and 2012, for professional services rendered in connection with the audit of the Trust’s consolidated financial statements and audits of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal years ended October 31, 2013 and 2012, respectively.

Audit-Related Fees

EisnerAmper LLP did not bill the Trust for any audit-related services during fiscal 2013 and 2012.

1 Reflects an adjustment of $11,000 for additional fees billed for fiscal 2012 and subsequent to the filing of the Trust’s 2013 proxy statement.

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Tax Fees

EisnerAmper LLP billed the Trust $28,500 for the preparation of the Trust’s 2012 tax return during fiscal 2013, and $12,500 for other tax related services. EisnerAmper LLP billed the Trust $27,500 for the preparation of the Trust’s 2011 tax return during fiscal 2012 and $16,500 for other tax consulting services.

All Other Fees

EisnerAmper LLP did not bill the Trust for any other services during fiscal 2013 or 2012.

Presence at Annual Meeting

Representatives of EisnerAmper LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. The representatives of EisnerAmper LLP will be available to respond to appropriate questions.

ANNUAL REPORT

The Annual Report to Shareholders (the “Annual Report”) for the fiscal year ended October 31, 2013 accompanies this Proxy Statement. The Trust’s Annual Report on Form 10-K for the fiscal year ended October 31, 2013, which the Trust has filed with the SEC, is included in the Annual Report, excluding exhibits. EisnerAmper LLP has audited the financial statements of the Trust for the fiscal year ended October 31, 2013, which financial statements are contained in the Annual Report. The Annual Report, including the audited financial statements contained therein, is not incorporated in this Proxy Statement and is not deemed to be part of the proxy soliciting material.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Trust’s Executive Officers and Trustees, and persons who own more than 10% of the Shares, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive Officers, Trustees and greater than 10% Shareholders are required by SEC regulation to furnish the Trust with copies of all Forms 3, 4 and 5 they file.

Based solely on the Trust’s review of the copies of such forms it has received, the Trust believes that all of its Trustees, Executive Officers and greater than 10% Shareholders complied with all filing requirements applicable to them with respect to reports required to be filed by Section 16(a) of the Exchange Act during fiscal 2013, except for a Form 5 for Herbert C. Klein with respect to ten sale transactions, a Form 4 for Herbert C. Klein with respect to three sale transactions, a Form 4 for Ronald J. Artinian with respect to one purchase transaction and a Form 4 for Ronald J. Artinian with respect to two purchase transactions.

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Shareholder Communications with Trustees

The Board of Trustees has adopted a formal process to be followed by those Shareholders who wish to communicate directly with the Board of Trustees or any individual Trustee, or group of Trustees of the Trust. A Shareholder can contact the Board of Trustees or any individual Trustee or group of Trustees, by sending a written communication to: The Board of Trustees, or any specifically identified Trustee(s), First Real Estate Investment Trust of New Jersey, c/o Secretary, 505 Main Street, P.O. Box 667, Hackensack, New Jersey 07602. A Shareholder’s letter should also indicate that he or she is a Shareholder of the Trust. Any such communication received by the Secretary of the Trust will be distributed to the Board of Trustees, or a member or members thereof, as appropriate depending on the facts and circumstances described in the communication received. If a Shareholder communication is addressed to one or more Trustees, but not the entire Board of Trustees, the Secretary of the Trust shall notify any Trustees to whom such communication was not addressed that such communication was received and shall provide a copy of such communication upon request. Communications which are primarily commercial in nature, or related to an improper or irrelevant topic, will not be forwarded to the Board of Trustees or any Trustee. If the Secretary of the Trust believes that the management of the Trust can adequately respond to the Shareholder’s inquiry or request, the Secretary will forward such communication to the appropriate person(s). At each meeting of the Board of Trustees, a summary of all communications received since the last Board of Trustees’ meeting which the Secretary elected not to forward to the Board of Trustees or a Trustee(s) shall be presented, and all such communications shall be made available to the Trustees upon request.

SHAREHOLDER PROPOSALS AND RECOMMENDATIONS

FOR NOMINATION OF TRUSTEES

Shareholder proposals for presentation at the Trust’s 2015 Annual Meeting of Shareholders must be received by the Trust at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than October 31, 2014. A Shareholder wishing to submit a proposal should write to the Trust’s Secretary and include a detailed description of such proposal. The Nominating Committee or the Board of Trustees will also consider candidates for nomination as Trustees who are recommended by one or more Shareholders applying the same criteria for nominees described in the section of this Proxy Statement entitled “Committees of the Board of Trustees – Nominating Committee.” A Shareholder who wishes to suggest a candidate for nomination as a Trustee should write to the Trust’s Secretary and include the following information: (1) the name and contact information for the candidate; (2) a statement of the candidate’s business experience and educational background; (3) a detailed description describing any relationship between the candidate and the proposing Shareholder; (4) a statement by the Shareholder explaining why he or she believes that the candidate is qualified to serve on the Board of Trustees and how his or her service would benefit the Trust and its Shareholders; and (5) a statement that the candidate is willing to be considered and willing to serve as a Trustee of the Trust if nominated and elected. A Shareholder wishing to suggest to the Nominating Committee a candidate for election at the Trust’s 2015 Annual Meeting of Shareholders must submit the required information to the Trust and such information must be received by the Trust no later than October 31, 2014.

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THE BOARD OF TRUSTEES OF THE TRUST RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF THE NOMINEES, ROBERT S. HEKEMIAN, DAVID F. MCBRIDE AND ROBERT S. HEKEMIAN, JR., FOR THREE-YEAR TERMS TO THE BOARD OF TRUSTEES UNDER ITEM 1, AND IN FAVOR OF THE APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE TRUST’S EXECUTIVE OFFICERS UNDER ITEM 2.

THIS PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE ON THE TRUST’S WEBSITE AT WWW.FREITNJ.COM UNDER THE “INVESTOR RELATIONS” TAB AND THE “PROXY MATERIALS” AND “ANNUAL REPORTS” TABS. REQUESTS FOR DIRECTIONS TO ATTEND THE ANNUAL MEETING IN PERSON SHOULD BE DIRECTED TO SHAREHOLDER RELATIONS, FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, 505 MAIN STREET, P.O. BOX 667, HACKENSACK, NEW JERSEY 07602.

ON WRITTEN REQUEST, THE TRUST WILL PROVIDE WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL HOLDER OF SHARES OF BENEFICIAL INTEREST IN THE TRUST, A COPY OF THE TRUST’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED OCTOBER 31, 2013, AS FILED WITH THE SEC. REQUESTS SHOULD BE ADDRESSED TO SHAREHOLDER RELATIONS, FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, 505 MAIN STREET, P.O. BOX 667, HACKENSACK, NEW JERSEY 07602. IT SHOULD BE NOTED THAT A COPY OF THE ANNUAL REPORT ON FORM 10-K IS INCLUDED WITH THE ANNUAL REPORT TO SHAREHOLDERS WHICH ACCOMPANIES THIS PROXY STATEMENT.

ALL SHAREHOLDERS ARE URGED TO MARK, SIGN, DATE AND SEND THEIR PROXIES WITHOUT DELAY TO REGISTRAR AND TRANSFER COMPANY, 10 COMMERCE DRIVE, CRANFORD, NEW JERSEY 07016. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

John A. Aiello
Secretary

February 28, 2014

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REVOCABLE PROXY FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEYAnnual Meeting of Holders of Shares of Beneficial Interest April 3, 2014THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES. The undersigned hereby nominates and appoints Donald W. Barney and John A. Aiello, Esq. and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all of the shares, representing beneficial interests, of FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY (the “Trust”) standing in the name of the undersigned at the close of business on February 18, 2014, at the annual meeting of holders of shares of beneficial interest to be held at the Trust’s headquarters, 505 Main Street, Hackensack, New Jersey 07602, on April 3, 2014 at 7:30 p.m., and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated hereon. Mark here for address change.FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPEPLEASE MARK VOTES R AS IN THIS EXAMPLE With For All For Against Abstain 1. ELECTION OF TRUSTEES: For hold Except 2. ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE EXECUTIVE OFFICERSfor a three (3) year termRobert S. Hekemian 3. In their discretion upon such other matters as may properly come before the meeting David F. McBride or any adjournment or postponement thereof. The shares represented by this Proxy Robert S. Hekemian, Jr. will be voted in the manner directed, and, if no instructions to the contrary are indicated, will be voted (i) FOR the election of each of the nominees under Item 1; and (ii) FOR the approval of the advisory resolution approving the compensation of the INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For Executive Officers under Item 2. All Except” and write that nominee’s name in the space provided below.P ea e be e da e a d g Da e h ca d he b be .Sg ab e C-h de (fa ) gab eIMPORTANT: Please sign exactly as your name appears. When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title. If signer is a corporation, please sign the full corporate name by a duly authorized officer. Joint owners should each sign.2309